UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2022

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada  M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MUX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry Into a Material Definitive Agreement

On August 30, 2022, McEwen Copper Inc. (“McEwen Copper”), a privately-held Alberta, Canada subsidiary of McEwen Mining Inc. (the “Company”), consummated subscription agreements with a group of investors pursuant to which those investors purchased 2,685,000 shares of McEwen Copper common stock for gross proceeds of $26,850,000 in a private placement. This represented the third and final closing of the private placement initiated by McEwen Copper in August 2021.

In conjunction with the closing of the private placement, McEwen Copper, the Company, Robert McEwen and Nuton LLC (“Nuton”) entered into a Collaboration Agreement (the “Agreement”) related to the Los Azules copper project in Argentina. Nuton participated in the final closing of the private placement described above, and as a result of its investment, owns an approximate 9.73% interest in McEwen Copper. In the Agreement, the parties agreed to jointly undertake copper leach testing using certain of Nuton’s technologies with samples from McEwen Copper’s Los Azules project. The Agreement provides that the parties will use their reasonable commercial efforts to implement the test program in accordance with a schedule. McEwen Copper will bear the costs related to the collection of samples from the project and Nuton will bear the costs of testing those samples using its technologies. McEwen Copper also agreed for a one-year period not to enter into any other agreement, partnership, transaction, or other binding obligation concerning certain types of copper heap-leach related technology for the Los Azules project.

The Agreement provides that McEwen will establish a collaboration committee (the “Committee”) to serve in an advisory capacity and focus on joint efforts by the parties to develop heap leach process alternatives for the Los Azules project. The Committee will initially be comprised of two designees of each of McEwen Copper and Nuton and focus on developing head leach process alternatives for the Los Azules project and provide the technical basis for a potential future commercial agreement involving the parties. In addition to the establishment of the Committee, the Agreement provides Nuton other governing rights with respect to McEwen Copper for so long as Nuton owns 7.5% or greater of the issued and outstanding shares of McEwen Copper including the right to appoint a nominee to serve as a director on, or observer to, McEwen Copper’s board of directors, and that McEwen Copper will not take certain actions without the consent of Nuton, such as effecting certain distributions of assets, wind-up McEwen Copper or enter into certain related party transactions. Further, the parties agreed that through March 31, 2013 McEwen Copper will not effect certain Liquidity Events as that term is defined in the Agreement and related agreements among the parties.

As part of the Agreement, Nuton also agreed, for a twelve-month period, to certain standstill restrictions, including with respect to the acquisition of additional securities of McEwen Copper, the Company or their affiliates and certain actions that might be intended to have the effect of a change of control of McEwen Copper. In addition, the Agreement provides other representations, warranties and covenants among the parties.

A copy of the Agreement is filed with this report as Exhibit 10.3 and the summary of the Agreement in this report is qualified by reference to that exhibit.

Item 3.02   Unregistered Sales of Equity Securities

The sales of McEwen Copper common shares described in Item 1.01 were made in transactions not registered with the United States (“U.S.”) Securities and Exchange Commission. Specifically, the transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S thereunder and Rule 506 of Regulation D. Each of the investors in the offering in the U.S. was an accredited investor as defined in Regulation D. In each transaction exempt under Regulation S, the offers and sales were made in offshore transactions and no directed selling efforts were made in the U.S. In each case, offering restrictions were imposed.

Item 7.01   Regulation FD Disclosure

On August 31, 2022, the Company issued a press release announcing the completion of the private placement and the entry into the Agreement. A copy of the press release is furnished with this report as Exhibit 99.1.

The information furnished under this Item 7.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this report:

10.1	Form of Subscription Agreement between McEwen Copper Inc. and non-U.S. residents (incorporated by reference to Exhibit 10.1 to the Current Report dated June 21, 2022)

10.2	Form of Subscription Agreement between McEwen Copper Inc. and U.S. residents (incorporated by reference to Exhibit 10.2 to the Current Report dated June 21, 2022)

10.3	Nuton Collaboration Agreement by and among McEwen Copper Inc., McEwen Mining Inc., Robert McEwen and Nuton LLC dated August 30, 2022

99.1	Press release dated August 31, 2022

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document (contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McEWEN MINING INC.

Date: September 6, 2022	By:	/s/ Carmen Diges
Carmen Diges, General Counsel

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